UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2014

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 5.02 is incorporate herein by reference.

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President and Chief Commercial Officer

On July 31, 2014, Depomed, Inc. (the “Company”) entered into a letter agreement (the “Offer Letter”) with Richard Scott Shively pursuant to which Mr. Shively agreed to serve as Senior Vice President and Chief Commercial Officer, effective September 2, 2014.

Since November 2012, Mr. Shively has served as Chief Commercial Officer of Zogenix, Inc., a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain.  From October 2009 to November 2012, Mr. Shively served as Vice President, Global Commercial Disease Area Lead for pain at Pfizer Inc. From April 2007 to March 2009, Mr. Shively served as Senior Vice President for commercial operations at Alpharma Pharmaceuticals, Inc., a specialty pharmaceutical company focused on pain management.  From September 2005 to March 2007, Mr. Shively served as Senior Vice President for Global Respiratory as well as interim President and Chief Executive Officer, USA at ALTANA AG.  Earlier in his career, Mr. Shively served in a number of sales and marketing as well as international and domestic commercial leadership roles at subsidiaries of Sanofi-Aventis for nearly 20 years.  Mr. Shively holds a B.S. from Duke University.

The Offer Letter provides for Mr. Shively to receive an annual base salary of $375,000 and an annual target cash bonus of 40% of his base salary, which will be prorated for 2014 based on the number of full months he is employed by the Company.  Mr. Shively is entitled to receive a one-time sign-on bonus of $25,000 (the “Sign-On Bonus”) that will be payable once Mr. Shively has completed 90 days of employment with the Company.  If Mr. Shively voluntarily terminates his employment with the Company prior to the first anniversary of his first day of employment, he will be required to repay the full amount of the Sign-On Bonus to the Company within 10 days of his termination date.  Mr. Shively is also entitled to receive up to $75,000 in relocation expense reimbursement, including any gross-up of relocation expenses that is included in Mr. Shively’s taxable income.  If Mr. Shively voluntarily terminates his employment with the Company for any reason within 24 months following his first day of employment, he will be required to repay the Company the full amount of any reimbursements.

As contemplated by the Offer Letter, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the grant to Mr. Shively, upon the commencement of his employment with the Company, an option under the Company’s 2014 Omnibus Incentive Plan to purchase 150,000 shares of the Company’s Common Stock.  The option will have an exercise price equal to the closing sale price of the Company’s Common Stock on the Nasdaq Global Market on Mr. Shively’s first day of employment.  The option will vest and become exercisable with respect to one-quarter of the underlying shares on the date that is 12 months after the date of grant, and in 36 equal monthly installments thereafter, such that the option will be fully vested and exercisable on the fourth anniversary of the date of grant.

Upon the commencement of Mr. Shively’s employment, the Company will also enter into its standard forms of Indemnification Agreement and Management Continuity Agreement with Mr. Shively.  The Management Continuity Agreement will provide, among other things, that in the event Mr. Shively’s employment is terminated by the Company without cause or by him for good reason within 12 months following a change of control: (i) all unvested options to purchase the Company’s Common Stock held by Mr. Shively will vest and become exercisable, and any restrictions or rights of repurchase in favor of the Company on any stock or other equity awards made to Mr. Shively will lapse; (ii) the Company will make severance payments to Mr. Shively for a period of 12 months equal to the base salary he was receiving immediately prior to the change of control; (iii) continuation of payment by the Company of the full cost of health insurance benefits provided to Mr. Shively immediately prior to the change of control through the earlier of the end of the severance period or until he is no longer eligible for such benefits under applicable law; and (iv) the Company will make a lump sum payment to Mr. Shively equal to his annual bonus target for the Company’s fiscal year in which the termination occurs.

The Management Continuity Agreement will further provide, among other things, that in the event Mr. Shively is subject to an involuntary termination, Mr. Shively will receive (i) severance payments for a period of 12 months equal to the base salary which Mr. Shively was receiving immediately prior to his involuntary termination and (ii) continuation of payment by the Company of the full cost of the health insurance benefits provided to Mr. Shively immediately prior to his involuntary termination through the earlier of the end of the severance period or until Mr. Shively is no longer eligible for such benefits under applicable law.

Appointment to Audit Committee

On July 29, 2014, the Board of Directors (the “Board”) appointed Karen A. Dawes, a director of the Company, to serve on the Audit Committee of the Board, which is now comprised of Louis J. Lavigne, Jr., Vicente Anido, Jr., Ph.D. and Ms. Dawes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: August 4, 2014	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel